Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I Announces Progress on its Tactical Divestiture Program
Proceeds of $195 million earmarked for debt reduction

PERRYSBURG, Ohio (December 19, 2019) – Owens-Illinois, Inc. (“O-I” or the “Company”) today announced the sale of its 25 percent partnership interest in Tata Chemicals (Soda Ash) Partners Holdings, one of the world's leading producers of high-quality soda ash, to Valley Holdings, Inc., a wholly-owned subsidiary of Tata Chemicals Limited.

This sale generated $195 million of cash proceeds which will be used to repay outstanding debt prior to year-end 2019. For the twelve month period ended September 30, 2019, O-I’s equity earnings included $19 million attributable to its minority interest in Tata Chemicals (Soda Ash) Partners Holdings.

This asset sale is one component of the Company’s on-going tactical divestiture program targeting total proceeds of between $400 and $500 million. O-I continues to advance both its tactical divestiture and strategic portfolio review initiatives with additional asset sales expected in 2020.

About O-I
At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the approval, consummation and potential impact of the Corporate Modernization. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the anticipated timing of the implementation and consummation of the Corporate Modernization, (2) the potential impact of the Corporate Modernization on the Company’s branding and business, (3) the potential costs of the Corporate Modernization, (4) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the Company’s legacy liabilities, (5) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the Company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the Company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Reports on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

For further information, please contact:

Chris Manuel
Vice President, Investor Relations
567-336-2600
chris.manuel@o-i.com